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                                                                      EXHIBIT 12

CONSOLIDATED NATURAL GAS COMPANY AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES
(Thousands of Dollars)


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
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Years Ended December 31,                            1999              1998              1997             1996              1995
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
Earnings:
   Income from continuing operations ..         $136,760          $287,711          $318,908         $309,382          $ 28,833
   Add income taxes ...................           73,581           129,649           156,269          162,315             7,381
                                                --------          --------          --------         --------          --------
      Income from continuing operations
         before income taxes ..........          210,341           417,360           475,177          471,697            36,214
   Distributed income from
      unconsolidated investees, less
      equity in earnings thereof ......          (12,376)           (1,880)            1,653           (1,084)            1,501
                                                --------          --------          --------         --------          --------
         Subtotal .....................          197,965           415,480           476,830          470,613            37,715
                                                --------          --------          --------         --------          --------

   Add fixed charges:
      Interest on long-term debt,
         including amortization of
         debt discount and expense
         less premium .................          108,252           106,307           104,927          101,814            95,823
      Other interest expense ..........           28,623            19,659             5,774            3,374            12,653
      Portion of rentals deemed to
         be representative of the
         interest factor ..............           11,719            10,634             9,681            9,106             9,255
      Fixed charges associated
         with 50% projects with debt ..               --               430             2,016            2,157             1,388
                                                --------          --------          --------         --------          --------
TOTAL FIXED CHARGES ...................          148,594           137,030           122,398          116,451           119,119
                                                --------          --------          --------         --------          --------
TOTAL EARNINGS ........................         $346,559          $552,510          $599,228         $587,064          $156,834
                                                ========          ========          ========         ========          ========

RATIO OF EARNINGS TO FIXED
   CHARGES ............................             2.33              4.03              4.90             5.04              1.32
                                                ========          ========          ========         ========          ========
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